CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated July 23, 2008, accompanying the financial statements of S&P Dividend Growth Opportunities Trust, Series 4 (included in Van Kampen Unit Trusts, Series 571) as of March 31, 2008, and for the period from April 11, 2006 (date of deposit) through March 31, 2007 and for the year ended and the financial highlights for the period from April 11, 2006 (Initial Date of Deposit) through March 31, 2007 and for the year ended March 31, 2008, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-131996) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                  GRANT THORNTON LLP

New York, New York
July 23, 2008